APPENDIX E

Fuller & Thaler Asset Management, Inc.

Proxy Voting Policy

September 2025

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GENERAL

It is the general policy of Fuller & Thaler Asset Management, Inc. (“FullerThaler”) to exercise its proxy voting authority in a manner that will maintain or enhance shareholder value of the companies in which we have invested client assets. Unless a client specifically reserves the right, in writing, to vote its own proxies, we will vote all proxies in accordance with this policy.

VOTING POLICY

We use the following guidelines in making voting decisions:

Approve (or follow management recommendations on) the following (unless good reason for voting otherwise):

•	Routine corporate matters including:
o	Selection of directors
o	Appointment of auditors
•	An increase in authorized shares where needed for clearly defined business purposes
•	Follow management recommendations on “social” issues

Oppose (in some cases against management recommendations on) the following (unless good reason for voting otherwise):

•	Indemnification of directors and/or officers where such indemnification includes “negligence and gross negligence” in the performance of their fiduciary duties
•	Super-majority voting requirements
•	Anti-takeover proposals which restrict shareholder authority
•	An increase in authorized shares of more than 25% without a stated business purpose
•	Changes in corporate charter that do not have a clearly stated business purpose
•	Provisions for multi-tiered voting rights
•	Authorizations of “blank check” preferred stock or other capital stock without a stated business purpose
•	“Shareholder rights” provisions which tend to diminish rather than enhance shareholder power
•	“Anti-greenmail” provisions which also restrict shareholder authority

•	Staggered boards of directors

Evaluate the following on a case-by-case basis:

•	Corporate combinations and divestments
•	Shareholder proposals
•	Profit sharing and stock options plans
•	Say-on-pay items such as executive compensation and golden parachutes

VOTING PROCESS

FullerThaler has hired an independent third-party vendor, Institutional Shareholder Services Inc. (“ISS”), to assist it in fulfilling its proxy voting obligations. ISS is responsible for collecting proxy information from companies and voting proxies according to our instructions. ISS also provides FullerThaler with proxy recommendations and corporate governance ratings on each ballot. While we may consider such research in determining how to vote on a proxy issue, we vote each proxy on its own merits. Thus, our proxy voting may or may not be consistent with the recommendations of ISS.

On a weekly basis, we:

•	Send a list of the securities held in client accounts to ISS.
•	Download proxy statements.

Each of our portfolio managers is responsible for voting the proxies for securities held in the portfolio manager’s strategy. Proxy voting reports received from ISS are provided to the portfolio managers for review prior to voting. Where FullerThaler becomes aware that an issuer intends to file, or has filed, additional soliciting materials with the SEC after FullerThaler has received ISS’s voting recommendation but before the submission deadline, FullerThaler considers such additional information in its proxy voting. Any changes to the votes made by the portfolio manager are communicated to ISS electronically.

As part of the overall vote review process, each portfolio manager responsible for voting proxies must report any known, material conflict of interest to the Chief Compliance Officer, who will communicate the conflict of interest to the other portfolio managers.

Using information provided by our firm, ISS votes the proxies for each individual account.

On a quarterly basis, ISS provides us with voting summary reports for our client accounts. These reports, and copies of the Proxy Voting Policy, are available to clients upon request.

CONFLICT OF INTEREST POLICY

All proxies are voted solely in the best interests of our clients. Shareholders and employees of FullerThaler will not be unduly influenced by outside sources nor be affected by any conflict of interest regarding the vote of any proxy. Where a proxy proposal raises a material conflict between our interests and a client’s interests, FullerThaler will rely on the recommendation of ISS to vote the proxy. ISS votes based on its pre-determined voting policy developed from internally conducted research on shareholder best practices.

LIMITATIONS

The following are examples of situations where FullerThaler may abstain from voting or from review of proxies:

  Terminated Account: Once a client account has been terminated with us in accordance with its investment advisory agreement, we will not vote any proxies received after the termination.

  Limited Value: If we determine that the value of a client’s economic interest or the value of the portfolio holding is indeterminable or insignificant, we may abstain from voting a proxy or alternatively, vote proxies in accordance with ISS recommendations with minimal review of the proxies. We also will not vote proxies received for securities no longer held by the client’s account. Generally, we do not vote proxies for smaller employee accounts.

  Unmanaged Assets. If a client account contains securities that we do not actively manage, but that are maintained in the account at the client’s request (designated as “Unmanaged Assets”), we will abstain from voting on such securities unless the client directs us in writing to take action with respect to a particular matter.

  Securities Lending Programs: When securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, in its discretion. However, where we determine that a proxy vote (or other shareholder action) is materially important to the client’s account, we may recall the security for purposes of voting.

ANNUAL FILING OF SAY-ON-PAY PROXY VOTING RECORD

Pursuant to the amended Securities Exchange Act Rule 14Ad-1, FullerThaler will file an annual report of each say-on-pay related proxy voted with respect to portfolio securities for which it exercised voting power, during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year, beginning with August 31, 2024 for the twelve-month period ended June 30, 2024.

RECORDKEEPING

FullerThaler will maintain the following proxy related books and records in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of FullerThaler:

i.	Copies of proxy policies and procedures.

ii.	A copy of each proxy statement that FullerThaler receives regarding client securities. Alternatively, FullerThaler may rely on ISS to make and retain a copy of a proxy statement on FullerThaler’s behalf (provided that FullerThaler has obtained an undertaking from ISS to provide a copy of the proxy statement promptly upon request) or may rely on obtaining a copy of a proxy statement from the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.
iii.	A record of each vote cast by FullerThaler on behalf of a client. Alternatively, FullerThaler may rely on a third party to make and retain a record of the vote cast on FullerThaler's behalf (provided that FullerThaler has obtained an undertaking from ISS to provide a copy of the record promptly upon request).
iv.	A copy of any document created by FullerThaler that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for that decision.
v.	A copy of each written client request for information on how FullerThaler voted proxies on behalf of the client, and a copy of any written response by FullerThaler to any (written or oral) client request for information on how FullerThaler voted proxies on behalf of the requesting client.

Please see Books and Records Policy contained in Section 13 of the Compliance Manual for further details.

RESPONSIBLE PARTIES

The Portfolio Managers are responsible for the following:

  adhering to this policy which includes voting proxies consistently with these guidelines;
  notifying the Chief Compliance Officer of any conflicts of interest;
  providing the Portfolio Administrator with a copy of any document that was material to making a voting decision or that memorializes the basis for a decision, if any was created;
  recommending any policy or procedure changes to the Head of Trading Operations and Chief Compliance Officer.

The Head of Trading Operations and Portfolio Administrator are responsible for adhering to the voting process and maintaining required books and records. They should also recommend any policy or procedure changes to the Portfolio Managers and Chief Compliance Officer.

The Chief Compliance Officer will review this policy and procedures with the Head of Trading Operations, Portfolio Administrator, and other applicable FullerThaler personnel at least annually.

Fuller & Thaler Asset Management, Inc.

Proxy Voting Policy

Revisions History (as of January 1, 2012)

January 1, 2012 – Added revisions history and made minor revisions.

January 1, 2013 – Reviewed policy. No changes made.

March 8, 2013 – Clarified that the conflicts of interest required to be reported are those that are known and material. Also, provided that a portfolio manager may choose to vote proxies according to ISS recommendations with minimal review if the voting and/or review of proxies provide limited value to a portfolio.

June 1, 2015 – Updated responsible parties.

February 2, 2016 – Reviewed policy. No changes made.

January 19, 2017 – Reviewed policy. No material changes made.

January 30, 2018 - Reviewed policy. No material changes made.

July 17, 2019 – Reviewed; no changes made.

October 23, 2020 – Clarifies that an issuer’s additional soliciting materials filed, or intended to be filed, with the SEC after FullerThaler has received ISS’s voting recommendation but before the submission deadline, are considered in the proxy voting process. Made pursuant to the SEC’s Supplemental Guidance Regarding Proxy Voting Responsibilities issues in July 2020, effective September 3, 2020.

September 13, 2021 - Reviewed policy. No changes made

August 22, 2022 – Noted proxies are generally not voted for smaller employee accounts.

July 12, 2023 – Added new annual Form N-PX filing requirement

June 17, 2024 – Reviewed, no material changes made.

September 8, 2025 - Reviewed, no changes made